Exhibit 10 (q)
RESTRICTED STOCK AGREEMENT
(Long Term Incentive)
between
FLORIDA EAST COAST INDUSTRIES, INC.
and
«Full_Name»
Dated: April 27, 2006

     THIS AGREEMENT dated April 27, 2006, by and between Florida East Coast Industries, Inc. (the “Corporation”), and «Full_Name» (the “Employee”).
     The parties agree as follows:
     1. Grant of Restricted Stock. Under the Corporation’s 2002 Stock Incentive Plan (as amended and restated effective June 2, 2005) (the “Plan”), the Corporation hereby grants to the Employee, subject to the terms and conditions herein set forth, «Shares_SO» («Shares») shares of the Corporation’s Common Stock (the “Restricted Stock”).
     2. Terms and Conditions. The Restricted Stock is subject to the following terms and conditions:
          (a) Limited Nontransferability. Prior to the date that restrictions lapse, Restricted Stock shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution.
          (b) (i) Restrictions and Lapse of Restrictions. The Restricted Stock shall be subject to the Employee’s continued employment by the Corporation or a parent or subsidiary corporation (the “Restrictions”), which Restrictions shall lapse with respect to (i) twenty-five percent (25%) of the Restricted Stock on the first anniversary of the date hereof and (ii) the remaining seventy-five percent (75%) of the Restricted Stock on the third anniversary of the date hereof. Notwithstanding the foregoing, upon the occurrence of a termination without Cause (including by reason of death or disability) or for Good Reason both as defined herein, the restrictions shall lapse pro rata from the date of this Agreement to the date of termination provided that if a termination occurs after the first anniversary of the date hereof, the additional number of shares that will vest pro rata shall be calculated based on the original number of shares granted hereunder without regard to whether any such shares granted were previously vested and the number of additional shares that vest on termination will be reduced by the number of shares previously vested.
          By way of example, if 1,000 shares were granted and termination occurs on the second anniversary, the pro rata amount which would vest upon termination is 416. (666 pro rata vesting minus 250 shares which vested on the first anniversary.)
     3. Forfeiture of Restricted Stock Upon Termination of Employment. The rights of the Employee and his successors in interest in Restricted Stock on which the Restrictions have not lapsed pursuant to paragraph 2(b) shall terminate in full when the Employee’s employment with the Corporation or a parent or subsidiary corporation (“Corporation”) is terminated by the Corporation for Cause or by the Employee for any reason other than death, Disability or Good Reason.
     4. No Employment Rights. Nothing in this Agreement will confer upon the employee any right to continue in the employ or service of the Corporation or any of its subsidiaries or affect the right of the Corporation to terminate the employment of the employee at any time.
     5. Dividends/Distributions. The Corporation shall pay to the Employee any dividends or other distributions payable with respect to the Restricted Stock, notwithstanding the Restrictions, beginning on the date hereof but not beyond the date of any forfeiture thereof pursuant to the provisions of paragraph 3.
     6. Withholding. The Employee agrees to make arrangements satisfactory to the Corporation to comply with any income tax withholding requirements that may apply upon the lapse of the Restrictions on the Restricted Stock. The Employee will be entitled to elect to satisfy his tax withholding obligation by the withholding by the Corporation, at the appropriate time, of shares of the Corporation’s Common Stock from the Restricted Stock in a number sufficient, based upon the fair market value (as defined below) of such Common Stock on the relevant date or by tendering shares already owned by the Employee for at least six months to satisfy such tax withholding requirements. For purposes of this Agreement, “fair market value” means, as of any given date, the closing price of the Corporation’s Common Stock on such date as quoted in the NYSE Composite Transactions Report in the Wall Street Journal. If there were no sales reported as of a particular date, fair market value will be computed as of the last date preceding such date on which a sale was reported.
     7. Delivery of Certificates. The Company does not intend to issue stock certificates for the shares referenced in paragraph 2(b)(i). The shares of common stock will exist in book entry format with Wachovia Bank, NA (the Company’s transfer agent). Once restrictions lapse, the following alternatives will be available to the Employee through the Director of Human Resources of the Corporation:
          (a) Request the transfer agent send a certificate for the unrestricted shares
          (b) Request the transfer agent send the shares electronically to a brokerage account designated by Employee
     8. Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be settled by binding arbitration, which shall be the sole and exclusive method of resolving any questions, claims or other matters arising under this Agreement. Such arbitration shall be conducted in Miami, Florida under the then-prevailing Commercial Arbitration Rules of the American Arbitration Association (“AAA”) to:

(a)	appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute;

(b)	require the testimony to be transcribed;

(c)	require the award to be accompanied by findings of fact and a statement of reasons for the decision; and

(d)	request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules.
The determination of the arbitrators, which shall be based upon de novo interpretation of this Agreement, shall be final and binding and judgment may be entered on the arbitrator’s award in any court having jurisdiction.
     9. Recapitalization. The Corporation hereby confirms that in the event the outstanding shares of Common Stock of the Corporation shall be changed into an increased number of shares, through a stock dividend or a split-up of shares, or into a decreased number of shares, through a combination of shares, then immediately after the record date for such change, the number of shares then subject to this Agreement shall be proportionately increased, in case of such stock dividend or split-up of shares, or proportionately decreased, in case of such combination of shares.
     10. Miscellaneous.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Plan, the provisions of this Agreement shall govern.
          (c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, or by overnight mail, addressed as follows:

If to the Employee to:	If to the Corporation to:

«Full_Name»	Florida East Coast Industries, Inc
«Street_Address»	One Malaga Street
«CityStatezip»	St. Augustine, FL 32084
Attn: Secretary
Facsimile: 904/826-2379
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
          (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          (e) The Employee’s or the Corporation’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Employee or the Corporation may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     11. Definitions.
     (a) Cause. For purposes of this Agreement “Cause” means:
          (i) a material breach by the Employee of the obligations under this agreement or any other written agreement with the Company or (b) a failure to attempt in good faith to perform the Employee’s duties and responsibilities (other than as a result of incapacity due to physical or mental illness), which is demonstrably willful and deliberate on the Employee’s part provided that such breach or failure is not remedied within ten (10) days after receipt of notice from the Company specifying such breach or failure;
          (ii) the Employee’s conviction for committing a felony or the guilty or nolo contendere plea by the Employee to a felony (other than as a result of vicarious liability where the Employee was not involved in and had no material knowledge of the action or inactions leading to the charges or had such involvement or knowledge but acted upon advise of the Corporation’s counsel as to its legality);
          (iii) the (a) insubordination or willful engaging by the Employee in misconduct or (b) the Employee’s gross negligence, in either case, with regard to the Corporation or the Employee’s duties, which have, or is likely to have, a material adverse impact on the Corporation; or
          (iv) a material act of dishonesty or breach of trust on the Employee’s part resulting or intending to result, directly or indirectly, in material personal or family gain or enrichment at the expense of the Employer.
     For purposes of this paragraph, no act, or failure to act, on the Employee’s part shall be considered “willful” unless done or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s action or omission was in the best interests of the Corporation. In the event that the Employee alleges that the failure to attempt to perform the Employee’s duties and responsibilities is due to a physical or mental illness, and thus not “Cause” as defined above, the Employee shall be required to furnish the Corporation with a written statement from a licensed physician who is reasonably acceptable to the Corporation which confirms the Employee’s inability to attempt to perform due to such physical or mental illness.
     (b) Disability. For purposes of this Agreement, “Disability” shall mean the absence of the Employee from the Employee’s duties with Corporation on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by Corporation or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be withheld unreasonably).
     (c) Good Reason. For purposes of this Agreement, “Good Reason” means:
          (i) Corporation materially reduces the Employee’s duties or responsibilities, excluding for this purpose any isolated and insubstantial action not taken in bad faith and which is remedied by Corporation promptly after receipt of notice thereof given by the Employee; or
          (ii) Corporation materially reduces the Employee’s base salary or target bonus opportunity which reduction is not remedied within ten (10) days after receipt of notice from Employee with respect to such reduction; or
          (iii) Relocation of the Employee to any office or location other than the Miami, Florida metropolitan area without the consent of the Employee.

FLORIDA EAST COAST INDUSTRIES, INC.

By:

Chairman & Chief Executive Officer

Agreed and Accepted:

«Full_Name»

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